ACQUISITION AGREEMENT AND PLAN OF MERGER

DATED AS OF DECEMBER 29, 2008

BY AND AMONG

BOATATOPIA (BTTA), a Nevada corporation,

BOATATOPIA SUB CORP, a Nevada corporation

AND

V2P COMMUNICATIONS, INC. (V2P), a Nevada corporation

Section 2.16.	Insurance	13
Section 2.17.	Vote Required	13
Section 2.18.	Tax Treatment	13
Section 2.19.	Affiliates	13
Section 2.20.	Certain Business Practices	14
Section 2.21.	Insider Interests	14
Section 2.22.	Opinion of Financial Adviser	14
Section 2.23.	Brokers	14
Section 2.24.	Disclosure	14
Section 2.25.	No Existing Discussion	14
Section 2.26.	Material Contracts	14

ARTICLE 5.	Conditions to Consummation of the Merger	30
Section 5.1.	Conditions to Each Party’s Obligations to Effect the Merger	30
Section 5.2.	Conditions to the Obligations of BTTA and BTTA Sub Co	31
Section 5.3.	Conditions to the Obligations of V2P	32

ARTICLE 7.	Miscellaneous	34
Section 7.1.	Non-survival of Representations and Warranties	34
Section 7.2.	Entire Agreement; Assignment	34
Section 7.3.	Validity	34
Section 7.4.	Notices	34
Section 7.5.	Governing Law	35
Section 7.6.	Descriptive Headings	35
Section 7.7.	Parties in Interest	35

Section 7.8.	Certain Definitions	35
Section 7.9.	Personal Liability	36
Section 7.10.	Specific Performance	36
Section 7.11.	Counterparts	36
Section 7.12.	Conflict Waiver	36

Signatures	37

AGREEMENT AND PLAN OF MERGER

This Agreement and Plan of Merger (this “Agreement”), dated as of December 29, 2008, is by and among Boatatopia, a Nevada corporation (“BTTA”), Boatatopia Sub Corp, a Nevada corporation and wholly owned subsidiary of BTTA (“BTTA Sub Co”) and V2P Communications Inc., a Nevada corporation (“V2P”), BTTA Sub Co and V2P being the constituent entities in the Merger.

Whereas, the Boards of Directors of BTTA, BTTA Sub Co and V2P each have, in light of and subject to the terms and conditions set forth herein, (i) determined that the Merger (as defined below) is fair to their respective stockholders and in the best interests of such stockholders and (ii) approved the Merger in accordance with this Agreement;

Whereas, this Agreement constitutes the entire, final and complete agreement between BTTA, BTTA Sub Co, and V2P and supersedes and replaces all prior or existing written and oral agreements, between BTTA, BTTA Sub Co, and V2P with respect to the subject matter hereof;

Whereas, for Federal income tax purposes, it is intended that the Merger qualify as a reorganization under the provisions of Section 368(a) of the Internal Revenue Code of 1986, as amended (the “Code”); and

Whereas, BTTA, BTTA Sub Co and V2P desire to make certain representations, warranties, covenants and agreements in connection with the Merger and also to prescribe various conditions to the Merger.

Now, therefore, in consideration of the premises and the representations, warranties, covenants and agreements herein contained, and intending to be legally bound hereby, BTTA, BTTA Sub Co and V2P hereby agree as follows:

ARTICLE I

The Merger

Section 1.1. The Merger. At the Effective Time (as defined below) and upon the terms and subject to the conditions of this Agreement and in accordance with the General Corporation Law of the State of Nevada (the “NGCL”), BTTA Sub Co shall be merged with and into V2P (the “Merger”). Following the Merger, V2P shall continue as the surviving corporation (the “Surviving Corporation”), shall continue to be governed by the laws of the jurisdiction of its incorporation or organization and the separate corporate existence of BTTA Sub Co shall cease. V2P shall continue its existence as a wholly owned subsidiary of BTTA.  The Merger is intended to qualify as a tax-free reorganization under Section 368 of the Code as relates to the non-cash exchange of stock referenced herein.

Section 1.2. Effective Time. Subject to the terms and conditions set forth in this Agreement, a Certificate of Merger (the “Merger Certificate”) shall be duly executed and acknowledged by each of V2P, BTTA Sub Co and BTTA, and thereafter the Merger Certificate reflecting the Merger shall be delivered to the Secretary of State of the State of Nevada for filing pursuant to the NGCL on the Closing Date (as defined in Section 1.3). The Merger shall become effective on January 30, 2009, as set forth in the Merger Certificate (the time at which the Merger becomes effective shall be referred to herein as the “Effective Time”).

Section 1.3. Closing of the Merger. The closing of the Merger (the “Closing”) will take place on January 29, 2009 upon satisfaction of the conditions set forth in Article 5 (the “Closing Date”), at the offices of Stoecklein Law Group, 402 West Broadway, Suite 690, San Diego, California 92101, unless another time, date or place is agreed to in writing by the parties hereto.

Section 1.4. Effects of the Merger. The Merger shall have the effects set forth in the NGCL. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time, all the properties, rights, privileges, powers of BTTA Sub Co shall vest in the Surviving Corporation, and all debts, liabilities and duties of BTTA Sub Co shall become the debts, liabilities and duties of the Surviving Corporation. Concurrently, V2P shall remain a wholly owned subsidiary of BTTA.

Section 1.5. Articles of Incorporation and Bylaws. The Articles of Incorporation and Bylaws of V2P in the respective forms delivered by V2P to BTTA prior to the date of this Agreement will remain in full force and effect and will be the Articles of Incorporation and Bylaws of the Surviving Corporation.

Section 1.6. Board of Directors and Officers.

(a) Board of Directors of BTTA Sub Co. At or prior to the Effective Time, BTTA agrees to take such action as is necessary (i) to cause the number of directors comprising the full Board of Directors of BTTA Sub Co to be one (1) person and (ii) to cause Sam Deeb,  (the “BTTA Designee”) to be elected as the sole director of BTTA Sub Co.

(b) Board of Directors of BTTA. At or prior to the Effective Time, each of V2P and BTTA agrees to take such action as is necessary (i) to cause the number of directors comprising the full Board of Directors of BTTA to be four (4) persons and (ii) to cause Sam Deeb (the “V2P Designee”) to be elected as a director of BTTA. If the V2P Designee shall decline or be unable to serve as a director prior to the Effective Time, V2P shall nominate another person to serve in such person’s stead, which such person shall be subject to approval of the other party. From and after the Effective Time, and until successors are duly elected or appointed and qualified in accordance with applicable law, Sam Deeb shall be Chief Executive Officer, President, Secretary and Treasurer of the Surviving Corporation. Additionally, prior to the Effective Time, Stephen Causey (“Causey”), the existing Chief Executive Officer, and director of BTTA, and any other officer of BTTA, shall resign upon execution of this Agreement, and pursuant to the terms of the termination agreement (“Termination Agreement”) between Causey and BTTA. Upon the resignation of Causey, until successors are duly elected or appointed and qualified in accordance with applicable law, Sam Deeb shall be

Chief Executive Officer, President, Secretary and Treasurer of BTTA.

Section 1.7. Conversion of Shares.

(a) At the Effective Time, each share of common stock, par value $.001 per share of V2P (individually a "V2P Share" and collectively, the "V2P Shares") issued and outstanding immediately prior to the Effective Time shall, by virtue of the Merger and without any action on the part of V2P, BTTA, or the holder thereof, be converted into and shall become fully paid and nonassessable BTTA common shares determined by dividing (i) Sixteen Million (16,000,000), by (ii) the total number of shares of V2P, One Hundred and Six Million Four Hundred and Eighty Five Thousand Five Hundred (106,485,500) outstanding immediately prior to the Effective Time (such quotient, the “Exchange Ratio”). The holder of one or more shares of V2P common stock shall be entitled to receive in exchange therefore a number of shares of BTTA Common Stock equal to the product of (x) (the number of shares of V2P common stock (106,485,500)), times (y) (the Exchange Ratio. BTTA Shares and V2P Shares are sometimes referred to collectively herein as "Shares." By way of example, 16,000,000 / 106,485,500 = ..1502 (the Exchange Ratio). The number of shares of V2P common stock held by a stockholder (assume 100,000 shares) times the Exchange Ratio of .1502 equals 15,020 shares of BTTA Shares to be issued. With the exception of a 10:1 forward split being conducted by BTTA subsequent to the execution of this Merger Agreement and prior to the Effective Time, in the event that, subsequent to the date of this Agreement but prior to the Effective Time, the outstanding shares of BTTA Common Stock or V2P Common Stock are changed into a different number of shares or a different class as a result of a stock split, reverse stock split, stock dividend, subdivision, reclassification, combination, exchange, recapitalization or similar transaction, the number of shares of BTTA Common Stock into which each share of V2P Common Stock will be converted as a result of the Merger will be adjusted appropriately.

(b)  V2P hereby acknowledges that (i) the BTTA Shares have not been and will not be registered under the Securities Act of 1933 (“1933 Act”) or under the securities laws of any state and, therefore, the BTTA Shares cannot be resold unless they are subsequently registered under said laws or exemptions from such registrations as are available; and (ii) the transferability of the Shares is restricted and that a legend shall be placed on the certificates representing the securities substantially to the following effect:

THE SECURITIES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933 (THE “ACT”). THE SECURITIES HAVE BEEN ACQUIRED FOR INVESTMENT AND MAY NOT BE SOLD, TRANSFERRED, ASSIGNED OR OTHERWISE DISPOSED OF IN THE ABSENCE OF A CURRENT AND EFFECTIVE REGISTRATION STATEMENT UNDER THE ACT WITH RESPECT TO SUCH SHARES, OR AN OPINION SATISFACTORY TO THE ISSUER AND ITS COUNSEL TO THE EFFECT THAT REGISTRATION IS NOT REQUIRED UNDER THE ACT.

(c) At the Effective Time, each V2P Share held in the treasury of V2P, by V2P immediately prior to the Effective Time shall, by virtue of the Merger and without any action on the part of V2P, BTTA Sub Co or BTTA be canceled, retired and cease to exist and no payment shall be made with respect thereto.

Section 1.8. Exchange of Certificates.

(a) Prior to the Effective Time, BTTA shall enter into an agreement with, and shall deposit with, Stoecklein Law Group or such other agent or agents as may be satisfactory to BTTA and V2P (the “Exchange Agent”), for the benefit of the holders of V2P Shares, for exchange through the Exchange Agent in accordance with this Article I: (i) certificates representing the appropriate number of BTTA Shares to be issued to holders of V2P Shares issuable pursuant to Section 1.7 in exchange for outstanding V2P Shares.

(b) As soon as reasonably practicable after the Effective Time, the Exchange Agent shall mail to each holder of record of a certificate or certificates which immediately prior to the Effective Time represented outstanding V2P Shares (the “Certificates”) whose shares were converted into the right to receive BTTA Shares pursuant to Section 1.7: (i) a letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon delivery of the Certificates to the Exchange Agent and shall be in such form and have such other provisions as V2P and BTTA may reasonably specify) and (ii) instructions for use in effecting the surrender of the Certificates in exchange for certificates representing BTTA Shares. Upon surrender of a Certificate to the Exchange Agent, together with such letter of transmittal, duly executed, and any other required documents, the holder of such Certificate shall be entitled to receive in exchange therefore a certificate representing that number of whole BTTA Shares and the Certificate so surrendered shall forthwith be canceled. In the event of a transfer of ownership of V2P Shares which are not registered in the transfer records of V2P, a certificate representing the proper number of BTTA Shares may be issued to a transferee if the Certificate representing such V2P Shares is presented to the Exchange Agent accompanied by all documents required by the Exchange Agent or BTTA to evidence and effect such transfer and by evidence that any applicable stock transfer or other taxes have been paid. Until surrendered as contemplated by this Section 1.8, each Certificate shall be deemed at any time after the Effective Time to represent only the right to receive upon such surrender the certificate representing BTTA Shares as contemplated by this Section 1.8.

(c) No dividends or other distributions declared or made after the Effective Time with respect to BTTA Shares with a record date after the Effective Time shall be paid to the holder of any un-surrendered Certificate with respect to the BTTA Shares represented thereby until the holder of record of such Certificate shall surrender such Certificate.

(d) In the event that any Certificate for V2P Shares or BTTA Shares shall have been lost, stolen or destroyed, the Exchange Agent shall issue in exchange therefor, upon the making of an affidavit of that fact by the holder thereof such BTTA Shares and cash in lieu of fractional BTTA Shares, if any, as may be required pursuant to this Agreement; provided, however, that BTTA or the Exchange Agent, may, in its respective discretion, require the delivery of a suitable bond, opinion or indemnity.

(e) All BTTA Shares issued upon the surrender for exchange of V2P Shares in accordance with the terms hereof shall be deemed to have been issued in full satisfaction of all rights pertaining to such V2P Shares. There shall be no further registration of transfers on the stock transfer books of either of V2P or BTTA of the V2P Shares or BTTA Shares which were outstanding immediately prior to the Effective Time. If, after the Effective Time, Certificates are presented to BTTA for any reason, they shall be canceled and exchanged as provided in this Article I.

(f) No fractional BTTA Shares shall be issued in the Merger, but in lieu thereof each holder of V2P Shares otherwise entitled to a fractional BTTA Share shall, upon surrender of its, his or her Certificate or Certificates, be entitled to receive an additional share to round up to the nearest round number of shares.

Section 1.9. Stock Options. At the Effective Time, each outstanding option to purchase V2P Shares, if any (a “V2P Stock Option” or collectively, “V2P Stock Options”) issued pursuant to any V2P Stock Option Plan or V2P Long Term Incentive Plan whether vested or unvested, shall be cancelled.

Section 1.10. Warrants. At the Effective Time, each outstanding warrant to purchase V2P Shares, if any (a “V2P Warrant” or collectively, “V2P Warrants”) issued and pursuant to any V2P Warrant Agreement as disclosed in Schedule 3.2 shall convert to the right to receive replacement BTTA Warrants, adjusted to reflect the proportionate reduction in number of shares as set forth in section 1.7 above. The Exercise Price per Warrant Share in effect at the time of the record date for the determination of Stockholders entitled to receive shares pursuant to section 1.7 shall be adjusted so that it shall equal the price determined by multiplying such Exercise Price by a fraction, the numerator of which shall be the number of shares of Common Stock outstanding immediately prior to such action, and the denominator of which shall be the number of shares of Common Stock outstanding after giving effect to such action.  Such adjustment shall be made successively whenever any event listed above shall occur and shall become effective at the close of business on such record date or at the close of business on the date immediately preceding such effective date, as applicable.

Section 1.11. Taking of Necessary Action; Further Action. If, at any time after the Effective Time, V2P or BTTA reasonably determines that any deeds, assignments, or instruments or confirmations of transfer are necessary or desirable to carry out the purposes of this Agreement and to vest BTTA with full right, title and possession to all assets, property, rights, privileges, powers and franchises of V2P, the officers and directors of BTTA and V2P are fully authorized in the name of their respective corporations or otherwise to take, and will take, all such lawful and necessary or desirable action.

ARTICLE 2

Representations and Warranties of BTTA

Except as set forth on the Disclosure Schedule delivered by BTTA and BTTA Sub Co to V2P (the “BTTA Disclosure Schedule”), BTTA and BTTA Sub Co hereby represent and warrant to V2P as follows:

Section 2.1. Organization and Qualification.

(a) Each of BTTA and BTTA Sub Co is duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation or organization and each has all requisite power and authority to own, lease and operate its properties and to carry on its business as now being conducted, except where the failure to be so organized, existing and in good standing or to have such power and authority would not have a Material Adverse Effect (as defined below) on BTTA. When used in connection with BTTA, the term “Material Adverse Effect” means any change or effect (i) that is or is reasonably likely to be materially adverse to the business, results of operations, condition (financial or otherwise) or prospects of BTTA, other than any change or effect arising out of general economic conditions unrelated to any business in which BTTA is engaged, or (ii) that may impair the ability of BTTA to perform its obligations hereunder or to consummate the transactions contemplated hereby.

(b) BTTA has heretofore delivered to V2P accurate and complete copies of the Articles of Incorporation and Bylaws (or similar governing documents), as currently in effect, of BTTA. Except as set forth on Schedule 2.1 of the BTTA Disclosure Schedule, BTTA is duly qualified or licensed and in good standing to do business in each jurisdiction in which the property owned, leased or operated by it or the nature of the business conducted by it makes such qualification or licensing necessary, except in such jurisdictions where the failure to be so duly qualified or licensed and in good standing would not have a Material Adverse Effect on BTTA.

Section 2.2. Capitalization of BTTA.

(a) The authorized capital stock of BTTA consists of: (i) One Hundred Million (100,000,000) BTTA Common Shares, par value $0.001 per share, of which, as of September 30, 2008, approximately 1,400,000 BTTA Shares were issued and outstanding; and (ii) Ten Million (10,000,000) BTTA Preferred Shared, par value $0.001 per share, were authorized, of which no Preferred Shares were issued. The authorized capital stock of BTTA Sub Co consists of One Million (1,000,000) shares of common stock ("BTTA Sub Co Shares"), of which, as of the date of this Agreement, One thousand (1,000) shares were issued and outstanding.  All of the outstanding BTTA Shares and BTTA Sub Co Shares have been duly authorized and validly issued, and are fully paid, nonassessable and free of preemptive rights. Except as set forth herein, as of the date hereof, there are no outstanding (i) shares of capital stock or other voting securities of BTTA or BTTA Sub Co, (ii) securities of BTTA convertible into or exchangeable for shares of capital stock or voting securities of BTTA or BTTA Sub Co, (iii) options or other rights to acquire from BTTA or BTTA Sub Co and, except as described in the BTTA SEC Reports (as defined below), no obligations of BTTA or BTTA Sub Co to issue any capital stock, voting securities or securities convertible into or exchangeable for capital stock or voting securities of BTTA or BTTA Sub Co, and (iv) equity equivalents, interests in the ownership or earnings of BTTA or BTTA Sub Co or other similar rights (collectively, “BTTA Securities”). As of the date hereof, except as set forth on Schedule 2.2(a) of the BTTA Disclosure

Schedule there are no outstanding obligations of BTTA or its subsidiaries to repurchase, redeem or otherwise acquire any BTTA Securities or stockholder agreements, voting trusts or other agreements or understandings to which BTTA is a party or by which it is bound relating to the voting or registration of any shares of capital stock of BTTA. For purposes of this Agreement, ‘‘Lien” means, with respect to any asset (including, without limitation, any security) any mortgage, lien, pledge, charge, security interest or encumbrance of any kind in respect of such asset.

(b) The BTTA Shares constitute the only class of equity securities of BTTA registered under the Exchange Act.

(c) Other than its 100% ownership of BTTA Sub Co, BTTA does not own directly or indirectly more than fifty percent (50%) of the outstanding voting securities or interests (including membership interests) of any entity, other than as specifically disclosed in the disclosure documents.

Section 2.3. Authority Relative to this Agreement; Recommendation.

(a) BTTA and BTTA Sub Co have all necessary corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement, and the consummation of the transactions contemplated hereby, have been duly and validly authorized by the Board of Directors of BTTA (the “BTTA Board”) and the Board of Directors of BTTA Sub Co and no other corporate proceedings on the part of BTTA or BTTA Sub Co are necessary to authorize this Agreement or to consummate the transactions contemplated hereby, except, as referred to in Section 2.3(b) and Section 2.17, the approval and adoption of this Agreement by the holders of at least a majority of the then outstanding BTTA Sub Co Shares, and the adoption of this Agreement by the holders of at least a majority of the then outstanding BTTA Shares. This Agreement has been duly and validly executed and delivered by BTTA and BTTA Sub Co and constitutes a valid, legal and binding agreement of BTTA and BTTA Sub Co, enforceable against BTTA and BTTA Sub Co in accordance with its terms.

(b) The BTTA Board has resolved to recommend that BTTA, the sole stockholder of BTTA Sub Co, approve and adopt this Agreement. Additionally, the Board has resolved to recommend that BTTA stockholders approve and adopt this Agreement, and the actions required to be taken to effectuate the terms and conditions set forth in this Agreement.

Section 2.4. SEC Reports; Financial Statements.

(a) BTTA has filed all required forms, reports and documents with the Securities and Exchange Commission (the “SEC”) from the Company’s inception through the period ended September 30, 2008, each of which has complied in all material respects with all applicable requirements of the Securities Act of 1933, as amended (the “Securities Act”), and the Exchange Act (and the rules and regulations promulgated thereunder, respectively), each as in effect on the dates such forms, reports and documents were filed. BTTA has heretofore delivered or promptly will deliver prior to the Effective Date to V2P, in the form filed with the SEC (including any amendments thereto but excluding any exhibits), (i) its Annual Report on Form 10-KSB for the year ended December 31, 2007, (ii) its Quarterly Report on Form 10-Q for the period ended September 30, 2008, (iii) all definitive proxy statements relating to BTTA’s meetings of stockholders (whether annual or special) held since December 31, 2007, if any, and (iv) all other reports or registration statements filed by BTTA with the SEC since December 31, 2007.  None of such BTTA SEC Reports, including, without limitation, any financial statements or schedules included or incorporated by reference therein, contained, when filed, any untrue statement of a material fact or omitted to state a material fact required to be stated or incorporated by reference therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. The audited financial statements of BTTA included in the BTTA SEC Reports fairly present, in conformity with generally accepted accounting principles applied on a consistent basis (except as may be indicated in the notes thereto), the financial position of BTTA as of the dates thereof and its results of operations and changes in financial position for the periods then ended. All material agreements, contracts and other documents required to be filed as exhibits to any of the BTTA SEC Reports have been so filed.

(b) BTTA has heretofore made available or promptly will make available to V2P a complete and correct copy of any amendments or modifications which are required to be filed with the SEC but have not yet been filed with the SEC, to agreements, documents or other instruments which previously had been filed by BTTA with the SEC pursuant to the Exchange Act.

Section 2.5. Information Supplied. None of the information supplied or to be supplied by BTTA for inclusion or incorporation by reference in connection with the Merger will at the date filed with the SEC and made available to stockholders of BTTA, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading.

Section 2.6. Consents and Approvals; No Violations. Except for filings, permits, authorizations, consents and approvals as may be required under, and other applicable requirements of, the Securities Act, the Exchange Act, state securities or blue sky laws, the Hart-Scott-Rodino Antitrust Improvements Act of 1916, as amended (the ‘‘HSR Act’’), the rules of the Financial Industry Regulatory Authority (“FINRA”), the filing and recordation of the Merger Certificate as required by the NGCL, and as set forth on Schedule 2.6 of the BTTA Disclosure Schedule no filing with or notice to, and no permit, authorization, consent or approval of, any court or tribunal or administrative, governmental or regulatory body, agency or authority (a “Governmental Entity”) is necessary for the execution and delivery by BTTA and BTTA Sub Co of this Agreement or the consummation by BTTA and BTTA Sub Co of the transactions contemplated hereby, except where the failure to obtain such permits, authorizations, consents or approvals or to make such filings or give such notice would not have a Material Adverse Effect on BTTA or BTTA Sub Co.

Except as set forth in Section 2.6 of the BTTA Disclosure Schedule, neither the execution, delivery and performance of this Agreement by BTTA and BTTA Sub Co nor the consummation by BTTA or BTTA Sub Co of the transactions contemplated hereby will (i) conflict with or result in any breach of any provision of the respective Articles of Incorporation or Bylaws (or similar governing documents) of BTTA or

BTTA Sub Co, (ii) result in a violation or breach of, or constitute (with or without due notice or lapse of time or both) a default (or give rise to any right of termination, amendment, cancellation or acceleration or Lien) under, any of the terms, conditions or provisions of any note, bond, mortgage, indenture, lease, license, contract, agreement or other instrument or obligation to which BTTA is a party or by which any of its properties or assets may be bound, or (iii) violate any order, writ, injunction, decree, law, statute, rule or regulation applicable to BTTA or any of its properties or assets, except in the case of (ii) or (iii) for violations, breaches or defaults which would not have a Material Adverse Effect on BTTA or BTTA Sub Co.

Section 2.7. No Default. Except as set forth in Section 2.7 of the BTTA Disclosure Schedule, neither BTTA nor BTTA Sub Co is in breach, default or violation (and no event has occurred which with notice or the lapse of time or both would constitute a breach, default or violation) of any term, condition or provision of (i) its Articles of Incorporation or Bylaws (or similar governing documents), (ii) any note, bond, mortgage, indenture, lease, license, contract, agreement or other instrument or obligation to which BTTA is now a party or by which any of its respective properties or assets may be bound or (iii) any order, writ, injunction, decree, law, statute, rule or regulation applicable to BTTA or any of its respective properties or assets, except in the case of (ii) or (iii) for violations, breaches or defaults that would not have a Material Adverse Effect on BTTA or BTTA Sub Co. Except as set forth in Section 2.7 of the BTTA Disclosure Schedule, each note, bond, mortgage, indenture, lease, license, contract, agreement or other instrument or obligation to which BTTA is now a party or by which its respective properties or assets may be bound that is material to BTTA or BTTA Sub Co and that has not expired is in full force and effect and is not subject to any material default thereunder of which BTTA or BTTA Sub Co is aware by any party obligated to BTTA thereunder.

Section 2.8. No Undisclosed Liabilities; Absence of Changes. Except as set forth in Section 2.8 of the BTTA Disclosure Schedule and except as and to the extent publicly disclosed by BTTA in the BTTA SEC Reports, as of September 30, 2008, BTTA does not have any liabilities or obligations of any nature, whether or not accrued, contingent or otherwise, that would be required by generally accepted accounting principles to be reflected on a balance sheet of BTTA (including the notes thereto) or which would have a Material Adverse Effect on BTTA. Except as publicly disclosed by BTTA, since September 30, 2008, BTTA has not incurred any liabilities of any nature, whether or not accrued, contingent or otherwise, which could reasonably be expected to have, and there have been no events, changes or effects with respect to BTTA having or which reasonably could be expected to have, a Material Adverse Effect on BTTA. Except as and to the extent publicly disclosed by BTTA in the BTTA SEC Reports and except as set forth in Section 2.8 of the BTTA Disclosure Schedule, since September 30, 2008, there has not been (i) any material change by BTTA in its accounting methods, principles or practices (other than as required after the date hereof by concurrent changes in generally accepted accounting principles), (ii) any revaluation by BTTA of any of its assets having a Material Adverse Effect on BTTA, including, without limitation, any write-down of the value of any assets other than in the ordinary course of business or (iii) any other action or event that would have required the consent of any other party hereto pursuant to Section 4.1 of this Agreement had such action or event occurred after the date of this Agreement.

Section 2.9. Litigation. Except as publicly disclosed by BTTA in the BTTA SEC Reports, there is no suit, claim, action, proceeding or investigation pending or, to the knowledge of BTTA, threatened against BTTA or any of its subsidiaries or any of their respective properties or assets before any Governmental Entity which, individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect on BTTA or could reasonably be expected to prevent or delay the consummation of the transactions contemplated by this Agreement. Except as publicly disclosed by BTTA in the BTTA SEC Reports, BTTA is not subject to any outstanding order, writ, injunction or decree which, insofar as can be reasonably foreseen in the future, could reasonably be expected to have a Material Adverse Effect on BTTA or could reasonably be expected to prevent or delay the consummation of the transactions contemplated hereby.

Section 2.10. Compliance with Applicable Law. Except as publicly disclosed by BTTA in the BTTA SEC Reports, BTTA and BTTA Sub Co hold all permits, licenses, variances, exemptions, orders and approvals of all Governmental Entities necessary for the lawful conduct of their respective businesses (the “BTTA Permits”), except for failures to hold such permits, licenses, variances, exemptions, orders and approvals which would not have a Material Adverse Effect on BTTA. Except as publicly disclosed by BTTA in the BTTA SEC Reports, BTTA is in compliance with the terms of the BTTA Permits, except where the failure to so comply would not have a Material Adverse Effect on BTTA. Except as publicly disclosed by BTTA in the BTTA SEC Reports, the business of BTTA is not being conducted in violation of any law, ordinance or regulation of any Governmental Entity except that no representation or warranty is made in this Section 2.10 with respect to Environmental Laws (as defined in Section 2.12 below) and except for violations or possible violations which do not, and, insofar as reasonably can be foreseen, in the future will not, have a Material Adverse Effect on BTTA. Except as publicly disclosed by BTTA in the BTTA SEC Reports, no investigation or review by any Governmental Entity with respect to BTTA is pending or, to the knowledge of BTTA, threatened, nor, to the knowledge of BTTA, has any Governmental Entity indicated an intention to conduct the same, other than, in each case, those which BTTA reasonably believes will not have a Material Adverse Effect on BTTA.

Section 2.11. Employee Benefit Plans; Labor Matters.

(a) Except as set forth in Section 2.11(a) of the BTTA Disclosure Schedule with respect to each employee benefit plan, program, policy, arrangement and contract (including, without limitation, any “employee benefit plan,” as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), maintained or contributed to at any time by BTTA or any entity required to be aggregated with BTTA pursuant to Section 414 of the Code (each, a “BTTA Employee Plan”), no event has occurred and to the knowledge of BTTA, no condition or set of circumstances exists in connection with which BTTA could reasonably be expected to be subject to any liability which would have a Material Adverse Effect on BTTA.

(b) (i) No BTTA Employee Plan is or has been subject to Title IV of ERISA or Section 412 of the Code; and (ii) each BTTA Employee Plan intended to qualify under Section 401(a) of the Code and each trust intended to qualify under Section 501(a) of the Code is the subject of a favorable Internal Revenue Service determination letter, and nothing has occurred which could reasonably be expected to adversely affect such determination.

(c) Section 2.11(c) of the BTTA Disclosure Schedule sets forth a true and complete list, as of the date of this Agreement, of each person who holds any BTTA Stock Options, together with the number of BTTA Shares which are subject to such option, the date of grant of such option, the extent to which such option is vested (or will become vested as a result of the Merger), the option price of such option (to the extent determined as of the date hereof), whether such option is a nonqualified stock option or is intended to qualify as an incentive stock option within the meaning of Section 422(b) of the Code, and the expiration date of such option. Section 2.11(c) of the BTTA Disclosure Schedule also sets forth the total number of such incentive stock options and such nonqualified options. BTTA has furnished V2P with complete copies of the plans pursuant to which the BTTA Stock Options were issued. Other than the automatic vesting of BTTA Stock Options that may occur without any action on the part of BTTA or its officers or directors, BTTA has not taken any action that would result in any BTTA Stock Options that are unvested becoming vested in connection with or as a result of the execution and delivery of this Agreement or the consummation of the transactions contemplated hereby.

(d) BTTA has made available to V2P (i) a description of the terms of employment and compensation arrangements of all officers of BTTA and a copy of each such agreement currently in effect; (ii) copies of all agreements with consultants who are individuals obligating BTTA to make annual cash payments in an amount exceeding $2,000; (iii) a schedule listing all officers of BTTA who have executed a non-competition agreement with BTTA and a copy of each such agreement currently in effect; (iv) copies (or descriptions) of all severance agreements, programs and policies of BTTA with or relating to its employees, except programs and policies required to be maintained by law; and (v) copies of all plans, programs, agreements and other arrangements of BTTA with or relating to its employees which contain change in control provisions all of which are set forth in Section 2.11(d) of the BTTA Disclosure Schedule.

(e) There shall be no payment, accrual of additional benefits, acceleration of payments, or vesting in any benefit under any BTTA Employee Plan or any agreement or arrangement disclosed under this Section 2.11 solely by reason of entering into or in connection with the transactions contemplated by this Agreement.

(f) There are no controversies pending or, to the knowledge of BTTA, threatened, between BTTA and any of their employees, which controversies have or could reasonably be expected to have a Material Adverse Effect on BTTA. Neither BTTA nor any of its subsidiaries is a party to any collective bargaining agreement or other labor union contract applicable to persons employed by BTTA or any of its subsidiaries (and neither BTTA nor any of its subsidiaries has any outstanding material liability with respect to any terminated collective bargaining agreement or labor union contract), nor does BTTA know of any activities or proceedings of any labor union to organize any of its or its subsidiaries employees. BTTA has no knowledge of any strike, slowdown, work stoppage, lockout or threat thereof, by or with respect to any of its employees.

Section 2.12. Environmental Laws and Regulations.

(a) Except as publicly disclosed by BTTA in the BTTA SEC Reports, (i) BTTA is in material compliance with all applicable federal, state, local and foreign laws and regulations relating to pollution or protection of human health or the environment (including, without limitation, ambient air, surface water, ground water, land surface or subsurface strata) (collectively, “Environmental Laws”), except for non-compliance that would not have a Material Adverse Effect on BTTA, which compliance includes, but is not limited to, the possession by BTTA of all material permits and other governmental authorizations required under applicable Environmental Laws, and compliance with the terms and conditions thereof; (ii) BTTA has not received written notice of, or, to the knowledge of BTTA, is the subject of, any action, cause of action, claim, investigation, demand or notice by any person or entity alleging liability under or non-compliance with any Environmental Law (an “Environmental Claim”) that could reasonably be expected to have a Material Adverse Effect on BTTA; and (iii) to the knowledge of BTTA, there are no circumstances that are reasonably likely to prevent or interfere with such material compliance in the future.

(b) Except as publicly disclosed by BTTA, there are no Environmental Claims which could reasonably be expected to have a Material Adverse Effect on BTTA that are pending or, to the knowledge of BTTA, threatened against BTTA or, to the knowledge of BTTA, against any person or entity whose liability for any Environmental Claim BTTA has or may have retained or assumed either contractually or by operation of law.

Section 2.13. Tax Matters.

(a) Except as set forth in Section 2.13 of the BTTA Disclosure Schedule: (i) BTTA has filed or has had filed on its behalf in a timely manner (within any applicable extension periods) with the appropriate Governmental Entity all income and other material Tax Returns (as defined herein) with respect to Taxes (as defined herein) of BTTA and all Tax Returns were in all material respects true, complete and correct; (ii) all material Taxes with respect to BTTA have been paid in full or have been provided for in accordance with GAAP on BTTA’s most recent balance sheet which is part of the BTTA SEC Documents; (iii) there are no outstanding agreements or waivers extending the statutory period of limitations applicable to any federal, state, local or foreign income or other material Tax Returns required to be filed by or with respect to BTTA; (iv) to the knowledge of BTTA none of the Tax Returns of or with respect to BTTA is currently being audited or examined by any Governmental Entity; and (v) no deficiency for any income or other material Taxes has been assessed with respect to BTTA which has not been abated or paid in full.

(b) For purposes of this Agreement, (i) “Taxes” shall mean all taxes, charges, fees, levies or other assessments, including, without limitation, income, gross receipts, sales, use, ad valorem, goods and services, capital, transfer, franchise, profits, license, withholding, payroll, employment, employer health, excise, estimated, severance, stamp, occupation, property or other taxes, customs duties, fees, assessments or charges of any kind whatsoever, together with any interest and any penalties, additions to tax or additional amounts imposed by any taxing authority and (ii) “Tax Return” shall mean any report, return, documents declaration or other information or filing required to be supplied to any taxing authority or jurisdiction with respect to Taxes.

Section 2.14. Title to Property. BTTA has good and defensible title to all of its properties and assets, free and clear of all liens, charges and encumbrances except liens for taxes not yet due and payable and such liens or other imperfections of title, if any, as do not materially detract from the value of or interfere with the present use of the property affected thereby or which, individually or in the aggregate, would not have a Material Adverse Effect on BTTA; and, to BTTA’s knowledge, all leases pursuant to which BTTA leases from others real or personal property are in good standing, valid and effective in accordance with their respective terms, and there is not, to the knowledge of BTTA, under any of such leases, any existing material default or event of default (or event which with the giving of notice or lapse of time, or both, would constitute a default and in respect of which BTTA has not taken adequate steps to prevent such a default from occurring) except where the lack of such good standing, validity and effectiveness, or the existence of such default or event, would not have a Material Adverse Effect on BTTA.

Section 2.15. Intellectual Property.

(a) BTTA owns, or possesses adequate licenses or other valid rights to use, all existing United States and foreign patents, trademarks, trade names, service marks, copyrights, trade secrets and applications therefore that are material to its business as currently conducted (the “BTTA Intellectual Property Rights”).

(b) The validity of the BTTA Intellectual Property Rights and the title thereto of BTTA is not being questioned in any litigation to which BTTA is a party.

(c) Except as set forth in Section 2.15(c) of the BTTA Disclosure Schedule, the conduct of the business of BTTA as now conducted does not, to BTTA’s knowledge, infringe any valid patents, trademarks, trade names, service marks or copyrights of others. The consummation of the transactions completed hereby will not result in the loss or impairment of any BTTA Intellectual Property Rights.

(d) BTTA has taken steps it believes appropriate to protect and maintain its trade secrets as such, except in cases where BTTA has elected to rely on patent or copyright protection in lieu of trade secret protection.

Section 2.16. Insurance. BTTA currently does not maintain general liability and other business insurance.

Section 2.17. Vote Required. The affirmative vote of the holders of at least a majority of the outstanding BTTA Sub Co Shares are the only vote of the holders of any class or series of BTTA Sub Co’s capital stock and BTTA necessary to approve and adopt this Agreement and the Merger.

Section 2.18. Tax Treatment. Neither BTTA or BTTA Sub Co nor, to the knowledge of BTTA or BTTA Sub Co, any of their affiliates have taken or agreed to take action that would prevent the Merger from constituting a reorganization qualifying under the provisions of Section 368(a) of the Code.

Section 2.19. Affiliates. Except for the directors and executive officers of BTTA, each of whom is listed in Section 2.19 of the BTTA Disclosure Schedule, there are no persons who, to the knowledge of BTTA, may be deemed to be affiliates of BTTA under Rule 1-02(b) of Regulation S-X of the SEC (the “BTTA Affiliates”).

Section 2.20. Certain Business Practices. None of BTTA or BTTA Sub Co or any directors, officers, agents or employees of BTTA or BTTA Sub Co has (i) used any funds for unlawful contributions, gifts, entertainment or other unlawful expenses relating to political activity, (ii) made any unlawful payment to foreign or domestic government officials or employees or to foreign or domestic political parties or campaigns or violated any provision of the Foreign Corrupt Practices Act of 1977, as amended (the “FCPA”), or (iii) made any other unlawful payment.

Section 2.21. Insider Interests. Except as set forth in Section 2.21 of the BTTA Disclosure Schedule, no officer or director of BTTA has any interest in any material property, real or personal, tangible or intangible, including without limitation, any computer software or BTTA Intellectual Property Rights, used in or pertaining to the business of BTTA, except for the ordinary rights of a stockholder or employee stock option-holder.

Section 2.22. Opinion of Financial Adviser. No financial adviser has been engaged to assist BTTA in reference to this transaction, nor are there any fees or commissions obligated to any third party.

Section 2.23. Brokers. No broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of BTTA or BTTA Sub Co.

Section 2.24. Disclosure. No representation or warranty of BTTA or BTTA Sub Co in this Agreement or any certificate, schedule, document or other instrument furnished or to be furnished to V2P pursuant hereto or in connection herewith contains, as of the date of such representation, warranty or instrument, or will contain any untrue statement of a material fact or, at the date thereof, omits or will omit to state a material fact necessary to make any statement herein or therein, in light of the circumstances under which such statement is or will be made, not misleading.

Section 2.25. No Existing Discussions. As of the date hereof, BTTA is not engaged, directly or indirectly, in any discussions or negotiations with any other party with respect to any Third Party Acquisition (as defined in Section 4.4).

Section 2.26. Material Contracts.

(a) BTTA and BTTA Sub Co have delivered or otherwise made available to V2P true, correct and complete copies of all contracts and agreements (and all amendments, modifications and supplements thereto and all side letters to which either BTTA and BTTA Sub Co is a party affecting the obligations of any party thereunder) to which either BTTA or BTTA Sub Co is a party or by which any of their respective properties or assets are bound that are, material to the business, properties or assets of BTTA or BTTA Sub Co taken as a whole, including, without limitation, to the extent any of the following are, individually or in the aggregate, material to the business, properties or assets of BTTA or BTTA Sub Co taken as a whole, all: (i) employment, product design or development, personal services, consulting, non-competition, severance, golden parachute or indemnification contracts (including, without limitation, any contract to which BTTA is a party involving employees of BTTA); (ii) licensing, publishing, merchandising or distribution agreements; (iii) contracts granting rights of first refusal or first negotiation; (iv) partnership or joint venture agreements; (v) agreements for the acquisition, sale or lease of material properties or assets or stock or otherwise entered into since September 30, 2008; (vi) contracts or agreements with any Governmental Entity; and (vii) all commitments and agreements to enter into any of the foregoing (collectively, together with any such contracts entered into in accordance with Section 4.1 hereof, the “BTTA Contracts”). Neither BTTA nor BTTA Sub Co is a party to or bound by any severance, golden parachute or other agreement with any employee or consultant pursuant to which such person would be entitled to receive any additional compensation or an accelerated payment of compensation as a result of the consummation of the transactions contemplated hereby.

(b) Each of the BTTA Contracts is valid and enforceable in accordance with its terms, and there is no default, other than what has been previously disclosed in BTTA’s SEC reports, under any BTTA Contract so listed either by BTTA or BTTA Sub Co or, to the knowledge of BTTA or BTTA Sub Co, by any other party thereto, and no event has occurred that with the lapse of time or the giving of notice or both would constitute a default thereunder by BTTA or BTTA Sub Co or, to the knowledge of BTTA or BTTA Sub Co, any other party, in any such case in which such default or event could reasonably be expected to have a Material Adverse Effect on BTTA or BTTA Sub Co.

(c) No party to any such BTTA Contract has given notice to BTTA of or made a claim against BTTA or BTTA Sub Co with respect to any breach or default thereunder, other than what has been previously disclosed in BTTA’s SEC reports, in any such case in which such breach or default could reasonably be expected to have a Material Adverse Effect on BTTA or BTTA Sub Co.
ARTICLE 3

Representations and Warranties of V2P

Except as set forth on the Disclosure Schedule delivered by V2P to BTTA (the “V2P Disclosure Schedule”), V2P hereby represents and warrants to BTTA as follows:

Section 3.1. Organization and Qualification.

(a) V2P is duly organized, validly existing and will be in good standing under the laws of the jurisdiction of its incorporation (Nevada) or organization prior to Close, and has all requisite power and authority to own, lease and operate its properties and to carry on its business as now being conducted, except where the failure to be so organized, existing and in good standing or to have such power and authority would not have a Material Adverse Effect (as defined below) on V2P. When used in connection with V2P, the term “Material Adverse Effect’’ means any change or effect (i) that is or is reasonably likely to be materially adverse to the business, results of operations, condition (financial or otherwise) or prospects of V2P, taken as a whole, other than any change or effect arising out of general economic conditions unrelated to any business in which V2P is engaged, or (ii) that may impair the ability of V2P to consummate the transactions contemplated hereby.

(b) V2P has heretofore delivered to BTTA accurate and complete copies of the Articles of Incorporation and Bylaws (or similar governing documents), as currently in effect, of V2P. V2P is duly qualified or licensed and in good standing to do business in each jurisdiction in which the property owned, leased or operated by it or the nature of the business conducted by it makes such qualification or licensing necessary except in such jurisdictions where the failure to be so duly qualified or licensed and in good standing would not have a Material Adverse Effect on V2P.

Section 3.2. Capitalization of V2P.

(a) As of the date of this Agreement, the authorized capital stock of V2P consists of; (i) Two Hundred Fifty Million (250,000,000) V2P Common Shares, par value $0.001 per share, of which, One Hundred and Six Million Four Hundred and Eighty Five Thousand Five Hundred (106,485,500) common Shares were issued and were outstanding; and, (ii) Fifty Million (50,000,000) V2P Preferred Shares, par value $0.001 per share, of which no shares are issued or outstanding. All of the outstanding V2P Shares have been duly authorized and validly issued, and are fully paid, non-assessable and free of preemptive rights.

(b) Except as set forth in Section 3.2(b) of the V2P Disclosure Schedule, between December 1, 2008 and the date hereof, no shares of V2P’s capital stock have been issued and no V2P Stock options have been granted. Except as set forth in Section 3.2(a) above, as of the date hereof, there are no outstanding (i) shares of capital stock or other voting securities of V2P, (ii) securities of V2P convertible into or exchangeable for shares of capital stock or voting securities of V2P, (iii) options or other rights to acquire from V2P, or obligations of V2P to issue, any capital stock, voting securities or securities convertible into or exchangeable for capital stock or voting securities of V2P, or (iv) equity equivalents, interests in the ownership or earnings of V2P or other similar rights (collectively, “V2P Securities”). As of the date hereof, there are no outstanding obligations of V2P to repurchase, redeem or otherwise acquire any V2P Securities. There are no stockholder agreements, voting trusts or other agreements or understandings to which V2P is a party or by which it is bound relating to the voting or registration of any shares of capital stock of V2P.

(c) Except as set forth in Section 3.2(c) of the V2P Disclosure Schedule, there are no securities of V2P convertible into or exchangeable for, no options or other rights to acquire from V2P, and no other contract, understanding, arrangement or obligation (whether or not contingent) providing for the issuance or sale, directly or indirectly, of any capital stock or other ownership interests in, or any other securities of V2P.

(d) The V2P Shares constitute the only class of equity securities of V2P.

(e) Except as set forth in Section 3.2(e) of the V2P Disclosure Schedule, V2P does not own directly or indirectly more than fifty percent (50%) of the outstanding voting securities or interests (including membership interests) of any entity.

Section 3.3. Authority Relative to this Agreement; Recommendation.

(a) V2P has all necessary corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly and validly authorized by the Board of Directors of V2P (the “V2P Board”), and no other corporate proceedings on the part of V2P are necessary to authorize this Agreement or to consummate the transactions contemplated hereby, except, as referred to in Section 3.17, the approval and adoption of this Agreement by the holders of at least a majority of the then outstanding V2P Shares. This Agreement has been duly and validly executed and delivered by V2P and constitutes a valid, legal and binding agreement of V2P, enforceable against V2P in accordance with its terms.

(b) The V2P Board has resolved to recommend that the stockholders of V2P approve and adopt this Agreement.

Section 3.4. SEC Reports; Financial Statements. V2P is not required to file forms, reports and documents with the SEC.

Section 3.5. Information Supplied. None of the information supplied or to be supplied by V2P for inclusion or incorporation by reference to the 8-K will, at the time the 8-K is filed with the SEC and at the time it becomes effective under the Securities Act, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading.

Section 3.6. Consents and Approvals; No Violations. Except as set forth in Section 3.6 of the V2P Disclosure Schedule, and for filings, permits, authorizations, consents and approvals as may be required under, and other applicable requirements of, the Securities Act, the Exchange Act, state securities or blue sky laws, the HSR Act, the rules of FINRA, and the filing and recordation of the Merger Certificate as required by the NGCL, no filing with or notice to, and no permit, authorization, consent or approval of, any Governmental Entity is necessary for the execution and delivery by V2P of this Agreement or the consummation by V2P of the transactions contemplated hereby, except where the failure to obtain such permits, authorizations consents or approvals or to make such filings or give such notice would not have a Material Adverse Effect on V2P.

Neither the execution, delivery and performance of this Agreement by V2P nor the consummation by V2P of the transactions contemplated hereby will (i) conflict with or result in any breach of any provision of the Articles of Incorporation or Bylaws (or similar governing documents) of V2P, (ii) result in a violation or breach of, or constitute (with or without due notice or lapse of time or both) a default (or give rise to any right of termination, amendment, cancellation or acceleration or Lien) under, any of the terms, conditions or provisions of any note, bond, mortgage, indenture, lease, license, contract, agreement or other instrument or obligation to which V2P is a party or by which it or any of its properties or assets may be bound or (iii) violate any order, writ, injunction, decree, law, statute, rule or regulation applicable to V2P or any of its properties or assets, except in the case of (ii) or (iii) for violations, breaches or defaults which would not have a Material Adverse Effect on V2P.

Section 3.7. No Default. V2P is not in breach, default or violation (and no event has occurred which with notice or the lapse of time or both would constitute a breach, default or violation) of any term, condition or provision of (i) its Articles of Incorporation or Bylaws (or similar governing documents), (ii) any note, bond, mortgage, indenture, lease, license, contract, agreement or other instrument or obligation to which V2P is now a party or by which it or any of its properties or assets may be bound or (iii) any order, writ, injunction, decree, law, statute, rule or regulation applicable to V2P, or any of its properties or assets, except in the case of (ii) or (iii) for violations, breaches or defaults that would not have a Material Adverse Effect on V2P. Each note, bond, mortgage, indenture, lease, license, contract, agreement or other instrument or obligation to which V2P is now a party or by which it or any of its properties or assets may be bound that is material to V2P taken as a whole and that has not expired is in full force and effect and is not subject to any material default thereunder of which V2P is aware by any party obligated to V2P thereunder.

Section 3.8. No Undisclosed Liabilities; Absence of Changes. Except as and to the extent disclosed by V2P, V2P has not had any liabilities or obligations of any nature, whether or not accrued, contingent or otherwise, that would be required by generally accepted accounting principles to be reflected on a consolidated balance sheet of V2P (including the notes thereto) or which would have a Material Adverse Effect on V2P. Except as disclosed by V2P, V2P has not incurred any liabilities of any nature, whether or not accrued, contingent or otherwise, which could reasonably be expected to have, and there have been no events, changes or effects with respect to V2P having or which could reasonably be expected to have, a Material Adverse Effect on V2P. Except as and to the extent disclosed by V2P there has not been (i) any material change by V2P in its accounting methods, principles or practices (other than as required after the date hereof by concurrent changes in generally accepted accounting principles), (ii) any revaluation by V2P of any of its assets having a Material Adverse Effect on V2P, including, without limitation, any write-down of the value of any assets other than in the ordinary course of business or (iii) any other action or event that would have required the consent of any other party hereto pursuant to Section 4.2 of this Agreement had such action or event occurred after the date of this Agreement.

Section 3.9. Litigation. Except as set forth in Schedule 3.9 of the V2P Disclosure Schedule there is no suit, claim, action, proceeding or investigation pending or, to the knowledge of V2P, threatened against V2P or any of its properties or assets before any Governmental Entity which, individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect on V2P or could reasonably be expected to prevent or delay the consummation of the transactions contemplated by this Agreement. Except as disclosed by V2P, V2P is not subject to any outstanding order, writ, injunction or decree which, insofar as can be reasonably foreseen in the future, could reasonably be expected to have a Material Adverse Effect on V2P or could reasonably be expected to prevent or delay the consummation of the transactions contemplated hereby.

Section 3.10. Compliance with Applicable Law. Except as disclosed by V2P, V2P holds all permits, licenses, variances, exemptions, orders and approvals of all Governmental Entities necessary for the lawful conduct of its business (the “V2P Permits”), except for failures to hold such permits, licenses, variances, exemptions, orders and approvals which would not have a Material Adverse Effect on V2P. Except as disclosed by V2P, V2P is in compliance with the terms of the V2P Permits, except where the failure so to comply would not have a Material Adverse Effect on V2P. Except as disclosed by V2P, the businesses of V2P is not being conducted in violation of any law, ordinance or regulation of any Governmental Entity except that no representation or warranty is made in this Section 3.10 with respect to Environmental Laws and except for violations or possible violations which do not, and, insofar as reasonably can be foreseen, in the future will not, have a Material Adverse Effect on V2P. Except as disclosed by V2P no investigation or review by any Governmental Entity with respect to V2P is pending or, to the knowledge of V2P, threatened, nor, to the knowledge of V2P, has any Governmental Entity indicated an intention to conduct the same, other than, in each case, those which V2P reasonably believes will not have a Material Adverse Effect on V2P.

Section 3.11. Employee Benefit Plans; Labor Matters.

(a) With respect to each employee benefit plan, program, policy, arrangement and contract (including, without limitation, any “employee benefit plan,” as defined in Section 3(3) of ERISA), maintained or contributed to at any time by V2P or any entity required to be aggregated with V2P pursuant to Section 414 of the Code (each, a “V2P Employee Plan”), no event has occurred and, to the knowledge of V2P, no condition or set of circumstances exists in connection with which V2P could reasonably be expected to be subject to any liability which would have a Material Adverse Effect on V2P.

(b) (i) No V2P Employee Plan is or has been subject to Title IV of ERISA or Section 412 of the Code; and (ii) each V2P Employee Plan intended to qualify under Section 401(a) of the Code and each trust intended to qualify under Section 501(a) of the Code is the subject of a favorable Internal Revenue Service determination letter, and nothing has occurred which could reasonably be expected to adversely affect such determination.

(c) Section 3.11(c) of the V2P Disclosure Schedule sets forth a true and complete list, as of the date of this Agreement, of each person who holds any V2P Stock Options, together with the number of V2P Shares which are subject to such option, the date of grant of such option, the extent to which such option is vested (or will become vested as a result of the Merger), the option price of such option (to the extent determined as of the date hereof), whether such option is a nonqualified stock option or is intended to qualify as an incentive stock option within the meaning of Section 422(b) of the Code, and the expiration date of such option. Section 3.11(c) of the V2P Disclosure Schedule also sets forth the total number of such incentive stock options and such nonqualified options. V2P has furnished BTTA with complete copies of the plans pursuant to which the V2P Stock Options were issued. Other than the automatic vesting of V2P Stock Options that may occur without any action on the part of V2P or its officers or directors, V2P has not taken any action that would result in any V2P Stock Options that are unvested becoming vested in connection with or as a result of the execution and delivery of this Agreement or the consummation of the transactions contemplated hereby.

(d) V2P has made available to BTTA (i) a description of the terms of employment and compensation arrangements of all officers of V2P and a copy of each such agreement currently in effect; (ii) copies of all agreements with consultants who are individuals obligating V2P to make annual cash payments in an amount exceeding $60,000; (iii) a schedule listing all officers of V2P who have executed a non-competition agreement with V2P and a copy of each such agreement currently in effect; (iv) copies (or descriptions) of all severance agreements, programs and policies of V2P with or relating to its employees, except programs and policies required to be maintained by law; and (v) copies of all plans, programs, agreements and other arrangements of the V2P with or relating to its employees which contain change in control provisions.

(e) Except as disclosed in Section 3.11(e) of the V2P Disclosure Schedule there shall be no payment, accrual of additional benefits, acceleration of payments, or vesting in any benefit under any V2P Employee Plan or any agreement or arrangement disclosed under this Section 3.11 solely by reason of entering into or in connection with the transactions contemplated by this Agreement.

(f) There are no controversies pending or, to the knowledge of V2P threatened, between V2P and any of its employees, which controversies have or could reasonably be expected to have a Material Adverse Effect on V2P. V2P is not a party to any collective bargaining agreement or other labor union contract applicable to persons employed by V2P (and V2P does not have any outstanding material liability with respect to any terminated collective bargaining agreement or labor union contract), nor does V2P know of any activities or proceedings of any labor union to organize any of its or employees. V2P has no knowledge of any strike, slowdown, work stoppage, lockout or threat thereof by or with respect to any of its employees.

Section 3.12. Environmental Laws and Regulations.

(a) Except as disclosed by V2P, (i) V2P is in material compliance with all Environmental Laws, except for non-compliance that would not have a Material Adverse Effect on V2P, which compliance includes, but is not limited to, the possession by V2P of all material permits and other governmental authorizations required under applicable Environmental Laws, and compliance with the terms and conditions thereof; (ii) V2P has not received written notice of, or, to the knowledge of V2P, is the subject of, any Environmental Claim that could reasonably be expected to have a Material Adverse Effect on V2P; and (iii) to the knowledge of V2P, there are no circumstances that are reasonably likely to prevent or interfere with such material compliance in the future.

(b) Except as disclosed by V2P, there are no Environmental Claims which could reasonably be expected to have a Material Adverse Effect on V2P that are pending or, to the knowledge of V2P, threatened against V2P or, to the knowledge of V2P, against any person or entity whose liability for any Environmental Claim V2P has or may have retained or assumed either contractually or by operation of law.

Section 3.13. Tax Matters. Except as set forth in Section 3.13 of the V2P Disclosure Schedule: (i) V2P has filed or has had filed on its behalf in a timely manner (within any applicable extension periods) with the appropriate Governmental Entity all income and other material Tax Returns with respect to Taxes of V2P and all Tax Returns were in all material respects true, complete and correct; (ii) all material Taxes with respect to V2P have been paid in full or have been provided for in accordance with GAAP on V2P’s most recent balance sheet; (iii) there are no outstanding agreements or waivers extending the statutory period of limitations applicable to any federal, state, local or foreign income or other material Tax Returns required to be filed by or with respect to V2P; (iv) to the knowledge of V2P none of the Tax Returns of or with respect to V2P is currently being audited or examined by any Governmental Entity; and (v) no deficiency for any income or other material Taxes has been assessed with respect to V2P which has not been abated or paid in full.

Section 3.14. Title to Property. V2P has good and defensible title to all of its properties and assets, free and clear of all liens, charges and encumbrances except liens for taxes not yet due and payable and such liens or other imperfections of title, if any, as do not materially detract from the value of or interfere with the present use of the property affected thereby or which, individually or in the aggregate, would not have a Material Adverse Effect on V2P; and, to V2P’s knowledge, all leases pursuant to which V2P leases from others real or personal property are in good standing, valid and effective in accordance with their respective terms, and there is not, to the knowledge of V2P, under any of such leases, any existing material default or event of default (or event which with notice or lapse of time, or both, would constitute a material default and in respect of which V2P has not taken adequate steps to prevent such a default from occurring) except where the lack of such good standing, validity and effectiveness, or the existence of such default or event of default would not have a Material Adverse Effect on V2P.

Section 3.15. Intellectual Property.

(a) V2P owns, or possesses adequate licenses or other valid rights to use, all existing United States and foreign patents, trademarks, trade names, services marks, copyrights, trade secrets, and applications therefor that are material to its business as currently conducted (the “V2P Intellectual Property Rights”).

(b) Except as set forth in Section 3.15(b) of the V2P Disclosure Schedule the validity of the V2P Intellectual Property Rights and the title thereto of V2P, as the case may be, is not being questioned in any litigation to which V2P is a party.

(c) The conduct of the business of V2P as now conducted does not, to V2P’s knowledge, infringe any valid patents, trademarks, trade-names, service marks or copyrights of others. The consummation of the transactions contemplated hereby will not result in the loss or impairment of any V2P Intellectual Property Rights.

(d) V2P has taken steps it believes appropriate to protect and maintain its trade secrets as such, except in cases where V2P has elected to rely on patent or copyright protection in lieu of trade secret protection.

Section 3.16. Insurance. V2P currently does not maintain general liability and other business insurance.

Section 3.17. Vote Required. The affirmative vote of the holders of at least a majority of the outstanding V2P Shares is the only vote of the holders of any class or series of V2P’s capital stock necessary to approve and adopt this Agreement and the Merger.

Section 3.18. Tax Treatment. Neither V2P nor, to the knowledge of V2P, any of its affiliates has taken or agreed to take any action that would prevent the Merger from constituting a reorganization qualifying under the provisions of Section 368(a) of the Code.

Section 3.19. Affiliates. Except for the directors and executive officers of V2P, each of whom is listed in Section 3.19 of the V2P Disclosure Schedule, there are no persons who, to the knowledge of V2P, may be deemed to be affiliates of V2P under Rule 1-02(b) of Regulation S-X of the SEC (the “V2P Affiliates”).

Section 3.20. Certain Business Practices. None of V2P, or any of the V2P directors, officers, agents or employees has (i) used any funds for unlawful contributions, gifts, entertainment or other unlawful expenses relating to political activity, (ii) made any unlawful payment to foreign or domestic government officials or employees or to foreign or domestic political parties or campaigns or violated any provision of the FCPA, or (iii) made any other unlawful payment.

Section 3.21. Insider Interests. Except as set forth in Section 3.21 of the V2P Disclosure Schedule, no officer or director of V2P has any interest in any material property, real or personal, tangible or intangible, including without limitation, any computer software or V2P Intellectual Property Rights, used in or pertaining to the business of V2P, except for the ordinary rights of a stockholder or employee stock option holder.

Section 3.22. Opinion of Financial Adviser. No financial adviser has been engaged to assist V2P in reference to this transaction, nor are there any fees or commissions obligated to any third party.

Section 3.23. Brokers. No broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of V2P.

Section 3.24. Disclosure. No representation or warranty of V2P in this Agreement or any certificate, schedule, document or other instrument furnished or to be furnished to BTTA pursuant hereto or in connection herewith contains, as of the date of such representation, warranty or instrument, or will contain any untrue statement of a material fact or, at the date thereof, omits or will omit to state a material fact necessary to make any statement herein or therein, in light of the circumstances under which such statement is or will be made, not misleading.

Section 3.25. No Existing Discussions. As of the date hereof, V2P is not engaged, directly or indirectly, in any discussions or negotiations with any other party with respect to any Third Party Acquisition (as defined in Section 4.4).

Section 3.26. Material Contracts.

(a) V2P has delivered or otherwise made available to BTTA true, correct and complete copies of all contracts and agreements (and all amendments, modifications and supplements thereto and all side letters to which V2P is a party affecting the obligations of any party thereunder) to which V2P is a party or by which any of its properties or assets are bound that are, material to the business, properties or assets of V2P taken as a whole, including, without limitation, to the extent any of the following are, individually or in the aggregate, material to the business, properties or assets of V2P taken as a whole, all: (i) employment, product design or development, personal services, consulting, non-competition, severance, golden parachute or indemnification contracts (including, without limitation, any contract to which V2P is a party involving employees of V2P); (ii) licensing, publishing, merchandising or distribution agreements; (iii) contracts granting rights of first refusal or first negotiation; (iv) partnership or joint venture agreements; (v) agreements for the acquisition, sale or lease of material properties or assets or stock or otherwise. (vi) contracts or agreements with any Governmental Entity; and (vii) all commitments and agreements to enter into any of the foregoing (collectively, together with any such contracts entered into in accordance with Section 5.2 hereof, the “V2P Contracts”). V2P is not a party to or bound by any severance, golden parachute or other agreement with any employee or consultant pursuant to which such person would be entitled to receive any additional compensation or an accelerated payment of compensation as a result of the consummation of the transactions contemplated hereby.

(b) Each of the V2P Contracts is valid and enforceable in accordance with its terms, and there is no default under any V2P Contract so listed either by V2P or, to the knowledge of V2P, by any other party thereto, and no event has occurred that with the lapse of time or the giving of notice or both would constitute a default thereunder by V2P or, to the knowledge of V2P, any other party, in any such case in which such default or event could reasonably be expected to have a Material Adverse Effect on V2P.

(c) No party to any such V2P Contract has given notice to V2P of or made a claim against V2P with respect to any breach or default thereunder, in any such case in which such breach or default could reasonably be expected to have a Material Adverse Effect on V2P.

ARTICLE 4

Covenants

Section 4.1. Conduct of Business of BTTA. Except as contemplated by this Agreement or as described in Section 4.1 of the BTTA Disclosure Schedule, during the period from the date hereof to the Effective Time, BTTA will conduct its operations in the ordinary course of business consistent with past practice and, to the extent consistent therewith, with no less diligence and effort than would be applied in the absence of this Agreement, seek to preserve intact its current business organization, keep available the service of its current officers and employees and preserve its relationships with customers, suppliers and others having business dealings with it to the end that goodwill and ongoing businesses shall be unimpaired at the Effective Time. Without limiting the generality of the foregoing, except as otherwise expressly provided in this Agreement or as described in Section 4.1 of the BTTA Disclosure Schedule, prior to the Effective Time, BTTA will not, without the prior written consent of V2P:

(a) amend its Articles of Incorporation or Bylaws (or other similar governing instrument);

(b) amend the terms of any stock of any class or any other securities (except bank loans) or equity equivalents.

(c) split, combine or reclassify any shares of its capital stock, declare, set aside or pay any dividend or other distribution (whether in cash, stock or property or any combination thereof) in respect of its capital stock, make any other actual, constructive or deemed distribution in respect of its capital stock or otherwise make any payments to stockholders in their capacity as such, or redeem or otherwise acquire any of its securities; except as set forth herein;

(d) adopt a plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization of BTTA (other than the Merger);

(e) (i) incur or assume any long-term or short-term debt or issue any debt securities except for borrowings or issuances of letters of credit under existing lines of credit in the ordinary course of business; (ii) assume, guarantee, endorse or otherwise become liable or responsible (whether directly, contingently or otherwise) for the obligations of any other person; (iii) make any loans, advances or capital contributions to, or investments in, any other person; (iv) pledge or otherwise encumber shares of capital stock of BTTA; or (v) mortgage or pledge any of its material assets, tangible or intangible, or create or suffer to exist any material Lien thereupon (other than tax Liens for taxes not yet due);

(f) except as may be required by law, enter into, adopt, amend or terminate any bonus, profit sharing, compensation, severance, termination, stock option, stock appreciation right, restricted stock, performance unit, stock equivalent, stock purchase agreement, pension, retirement, deferred compensation, employment, severance or other employee benefit agreement, trust, plan, fund or other arrangement for the benefit or welfare of any director, officer or employee in any manner, or increase in any manner the compensation or fringe benefits of any director, officer or employee or pay any benefit not required by any plan and arrangement as in effect as of the date hereof (including, without limitation, the granting of stock appreciation rights or performance units); provided, however, that this paragraph (f) shall not prevent BTTA from (i) entering into employment agreements or severance agreements with employees in the ordinary course of business and consistent with past practice or (ii) increasing annual compensation and/or providing for or amending bonus arrangements for employees for fiscal 2008 in the ordinary course of year-end compensation reviews consistent with past practice and paying bonuses to employees for fiscal 2008 in amounts previously disclosed to V2P (to the extent that such compensation increases and new or amended bonus arrangements do not result in a material increase in benefits or compensation expense to BTTA);

(g) acquire, sell, lease or dispose of any assets in any single transaction or series of related transactions (other than in the ordinary course of business or as a result of the Closing Conditions of this Merger Agreement that have been described in the agreement);

(h) except as may be required as a result of a change in law or in generally accepted accounting principles, change any of the accounting principles or practices used by it;

(i) revalue in any material respect any of its assets including, without limitation, writing down the value of inventory or writing off notes or accounts receivable other than in the ordinary course of business;

(j) (i) acquire (by merger, consolidation, or acquisition of stock or assets) any corporation, partnership or other business organization or division thereof or any equity interest therein; (ii) enter into any contract or agreement other than in the ordinary course of business consistent with past practice which would be material to BTTA; (iii) authorize any new capital expenditure or expenditures which, individually is in excess of $1,000 or, in the aggregate, are in excess of $5,000; provided, however that none of the foregoing shall limit any capital expenditure required pursuant to existing contracts;

(k) make any tax election or settle or compromise any income tax liability material to BTTA;

(l) settle or compromise any pending or threatened suit, action or claim which (i) relates to the transactions contemplated hereby beyond those described as Closing Conditions to this agreement, or (ii) the settlement or compromise of which could have a Material Adverse Effect on BTTA;

(m) commence any material research and development project or terminate any material research and development project that is currently ongoing, in either case, except pursuant to the terms of existing contracts or in the ordinary course of business; or

(n) take, or agree in writing or otherwise to take, any of the actions described in Sections 4.1(a) through 4.1(m) or any action which would make any of the representations or warranties of BTTA contained in this Agreement untrue or incorrect.

Section 4.2. Conduct of Business of V2P. Except as contemplated by this Agreement or as described in Section 4.2 of the V2P Disclosure Schedule during the period from the date hereof to the Effective Time, V2P will conduct its operations in the ordinary course of business consistent with past practice and, to the extent consistent therewith, with no less diligence and effort than would be applied in the absence of this Agreement, seek to preserve intact its current business organization, keep available the service of its current officers and employees and preserve its relationships with customers, suppliers and others having business dealings with it to the end that goodwill and ongoing business shall be unimpaired at the Effective Time. Without limiting the generality of the foregoing, except as otherwise expressly provided in this Agreement or as described in Section 4.2 of the V2P Disclosure Schedule, prior to the Effective Time, V2P will not, without the prior written consent of BTTA:

(a) amend its Articles of Incorporation or Bylaws (or other similar governing instrument);

(b) authorize for issuance, issue, sell, deliver or agree or commit to issue, sell or deliver (whether through the issuance or granting of options, warrants, commitments, subscriptions, rights to purchase or otherwise) any stock of any class or any other securities (except bank loans) or equity equivalents (including, without limitation, any stock options or stock appreciation rights;

 (c) split, combine or reclassify any shares of its capital stock, declare, set aside or pay any dividend or other distribution (whether in cash, stock or property or any combination thereof) in respect of its capital stock, make any other actual, constructive or deemed distribution in respect of its capital stock or otherwise make any payments to stockholders in their capacity as such, or redeem or otherwise acquire any of its securities;

(d) adopt a plan of complete or partial liquidation, dissolution, merger consolidation, restructuring, re-capitalization or other reorganization of V2P (other than the Merger);

(e) (i) incur or assume any long-term or short-term debt or issue any debt securities except for borrowings or issuances of letters of credit under existing lines of credit in the ordinary course of business. (ii) assume, guarantee, endorse or otherwise become liable or responsible (whether directly, contingently or otherwise) for the obligations of any other person; (iii) make any loans, advances or capital contributions to or investments in, any other person; (iv) pledge or otherwise encumber shares of capital stock of V2P; or (v) mortgage or pledge any of its material assets, tangible or intangible, or create or suffer to exist any material Lien thereupon (other than tax Liens for taxes not yet due);

(f) except as may be required by law, enter into, adopt, amend or terminate any bonus, profit sharing, compensation, severance, termination, stock option, stock appreciation right, restricted stock, performance unit stock equivalent, stock purchase agreement, pension, retirement, deferred compensation, employment, severance or other employee benefit agreement, trust, plan, fund or other arrangement for the benefit or welfare of any director, officer or employee in any manner, or increase in any manner the compensation or fringe benefits of any director, officer or employee or pay any benefit not required by any plan and arrangement as in effect as of the date hereof (including, without limitation, the granting of stock appreciation rights or performance units); provided, however, that this paragraph (f) shall not prevent V2P from (i) entering into employment agreements or severance agreements with employees in the ordinary course of business and consistent with past practice or (ii) increasing annual compensation and/or providing for or amending bonus arrangements for employees for fiscal 2008 in the ordinary course of year-end compensation reviews consistent with past practice and paying bonuses to employees for fiscal 2008 in amounts previously disclosed to BTTA (to the extent that such compensation increases and new or amended bonus arrangements do not result in a material increase in benefits or compensation expense to V2P);

(g) acquire, sell, lease or dispose of any assets in any single transaction or series of related transactions other than in the ordinary course of business;

(h) except as may be required as a result of a change in law or in generally accepted accounting principles, change any of the accounting principles or practices used by it;

(i) revalue in any material respect any of its assets, including, without limitation, writing down the value of inventory or writing off notes or accounts receivable other than in the ordinary course of business;

(j) (i) acquire (by merger, consolidation, or acquisition of stock or assets) any corporation, partnership, or other business organization or division thereof or any equity interest therein; (ii) enter into any contract or agreement other than in the ordinary course of business consistent with past practice which would be material to V2P; (iii) authorize any new capital expenditure or expenditures which, individually, is in excess of $1,000 or, in the aggregate, are in excess of $5,000; provided, however that none of the foregoing shall limit any capital expenditure required pursuant to existing contracts;

(k) make any tax election or settle or compromise any income tax liability material to V2P;

(l) settle or compromise any pending or threatened suit, action or claim which (i) relates to the transactions contemplated hereby or (ii) the settlement or compromise of which could have a Material Adverse Effect on V2P;

(m) commence any material research and development project or terminate any material research and development project that is currently ongoing, in either case, except pursuant to the terms of existing contracts or except in the ordinary course of business; or

(n) take, or agree in writing or otherwise to take, any of the actions described in Sections 4.2(a) through 4.2(m) or any action which would make any of the representations or warranties of V2P contained in this Agreement untrue or incorrect.

Section 4.3. Preparation of 8-K. V2P and BTTA shall promptly prepare and file with the SEC a Current Report on Form 8-K within four (4) days of the Effective Time of this Agreement disclosing the Merger, if required by counsel.

Section 4.4. Other Potential Acquirers.

(a) V2P and BTTA, and their respective affiliates, officers, directors, employees, representatives and agents shall immediately cease any existing discussions or negotiations, if any, with any parties conducted heretofore with respect to any Third Party Acquisition.

     Section 4.5. Meetings of Stockholders. V2P shall take all actions necessary, in accordance with the respective General Corporation Law of its respective state, and its respective articles of incorporation and bylaws, to duly call, give notice of, convene and hold a meeting of its stockholders, or receive a written majority consent of its respective stockholders, as promptly as practicable, to consider and vote upon the adoption and approval of this Agreement and the transactions contemplated hereby. The stockholder votes required for the adoption and approval of the transactions contemplated by this Agreement shall be the vote required by the NGCL and its charter and bylaws, in the case of BTTA Sub Co and the General Corporation Law of its respective state, and its charter and bylaws, in the case of V2P. BTTA Sub Co and V2P will, through their respective Boards of Directors, recommend to their respective stockholders approval of such matters. It is not anticipated that BTTA will require a stockholder meeting for approval of this Agreement.  It is contemplated that the Merger will be effectuate pursuant to Section 92A.130 of the Nevada Revised Statutes, which specifically provides that the approval of the Agreement by BTTA stockholders is not required to consummate the transactions contemplated hereby.

Section 4.6. FINRA OTC:BB Listing. The parties shall use all reasonable efforts to continue to cause the BTTA Shares, subject to Rule 144, to be traded on the Over-the-Counter Bulletin Board.

Section 4.7. Access to Information.

(a) Between the date hereof and the Effective Time, BTTA will give V2P and its authorized representatives, and V2P will give BTTA and its authorized representatives, reasonable access to all employees, plants, offices, warehouses and other facilities and to all books and records of itself and its subsidiaries, will permit the other party to make such inspections as such party may reasonably require and will cause its officers and those of its subsidiaries to furnish the other party with such financial and operating data and other information with respect to the business and properties of itself and its subsidiaries as the other party may from time to time reasonably request.

(b) Between the date hereof and the Effective Time, BTTA shall make available to V2P, and V2P will make available to BTTA, within 25 business days after the end of each quarter, quarterly statements prepared by such party (in conformity with its past practices) as of the last day of the period then ended.

(c) Each of the parties hereto will hold and will cause its consultants and advisers to hold in confidence all documents and information furnished to it in connection with the transactions contemplated by this Agreement.

Section 4.8. Additional Agreements, Reasonable Efforts. Subject to the terms and conditions herein provided, each of the parties hereto agrees to use all reasonable efforts to take, or cause to be taken, all action, and to do, or cause to be done, all things reasonably necessary, proper or advisable under applicable laws and regulations to consummate and make effective the transactions contemplated by this Agreement, including, without limitation, (i) cooperating in the preparation and filing of the 8-K, any filings that may be required under the HSR Act, and any amendments to any thereof; (ii) obtaining consents of all third parties and Governmental Entities necessary, proper or advisable for the consummation of the transactions contemplated by this Agreement; (iii) contesting any legal proceeding relating to the Merger and (iv) the execution of any additional instruments necessary to consummate the transactions contemplated hereby. Subject to the terms and conditions of this Agreement, V2P, BTTA Sub Co and BTTA agree to use all reasonable efforts to cause the Effective Time to occur as soon as practicable after the V2P and BTTA Sub Co stockholder votes with respect to the Merger. In case at any time after the Effective Time any further action is necessary to carry out the purposes of this Agreement, the proper officers and directors of each party hereto shall take all such necessary action.

Section 4.9. Employee Benefits; Stock Option and Employee Purchase Plans. It is the parties’ present intent to provide after the Effective Time to employees of V2P employee benefit plans (other than stock option or other plans involving the potential issuance of securities of BTTA) which, in the aggregate, are not less favorable than those currently provided by V2P. Notwithstanding the foregoing, nothing contained herein shall be construed as requiring the parties to continue any specific employee benefit plans.

Section 4.10. Public Announcements. V2P and BTTA will consult with one another before issuing any press release or otherwise making any public statements with respect to the transactions contemplated by this Agreement, including, without limitation, the Merger, and shall not issue any such press release or make any such public statement prior to such consultation, except as may be required by applicable law or by obligations pursuant to any quotation requirements with FINRA Over-the-Counter Bulletin Board (OTC:BB) as determined by V2P or BTTA.

Section 4.11. Indemnification.

(a) To the extent, if any, not provided by an existing right under one of the parties’ directors and officers liability insurance policies, from and after the Effective Time, BTTA and BTTA Sub Co shall, to the fullest extent permitted by applicable law, indemnify, defend and hold harmless each person who is now, or has been at any time prior to the date hereof, or who becomes prior to the Effective Time, a director, officer or employee of the parties hereto or any subsidiary thereof (each an “Indemnified Party” and, collectively, the ‘‘Indemnified Parties”) against all losses, expenses (including reasonable attorneys’ fees and expenses), claims, damages or liabilities or, subject to the proviso of the next succeeding sentence, amounts paid in settlement arising out of actions or omissions occurring at or prior to the Effective Time and whether asserted or claimed prior to, at or after the Effective Time) that are in whole or in part (i) based on, or arising out of the fact that such person is or was a director, officer or employee of such party or a subsidiary of such party or (ii) based on, arising out of or pertaining to the transactions contemplated by this Agreement. In the event of any such loss expense, claim, damage or liability (whether or not arising before the Effective Time), (i) BTTA shall pay the reasonable fees and expenses of counsel selected by the Indemnified Parties, which counsel shall be reasonably satisfactory to BTTA, promptly after statements therefor are received and otherwise advance to such Indemnified Party upon request reimbursement of documented expenses reasonably incurred, in either case to the extent not prohibited by the NGCL or its certificate of incorporation or bylaws, (ii) BTTA will cooperate in the defense of any such matter and (iii) any determination required to be made with respect to whether an Indemnified Party’s conduct complies with the standards set forth under the NGCL and BTTA’s certificate of incorporation or bylaws shall be made by independent counsel mutually acceptable to BTTA and the Indemnified Party; provided, however, that BTTA shall not be liable for any settlement effected without its written consent (which consent shall not be unreasonably withheld). The Indemnified Parties as a group may retain only one law firm with respect to each related matter except to the extent there is, in the opinion of counsel to an Indemnified Party, under applicable standards of professional conduct, conflict on any significant issue between positions of any two or more Indemnified Parties.

 (b) In the event BTTA or any of its successors or assigns (i) consolidates with or merges into any other person and shall not be the continuing or surviving corporation or entity of such consolidation or merger or (ii) transfers all or substantially all of its properties and assets to any person, then and in either such case, proper provision shall be made so that the successors and assigns of BTTA shall assume the obligations set forth in this Section 4.11.

(c) To the fullest extent permitted by law, from and after the Effective Time, all rights to indemnification now existing in favor of the employees, agents, directors or officers of BTTA and V2P and their subsidiaries with respect to their activities as such prior to the Effective Time, as provided in BTTA’s and V2P’s certificate of incorporation or bylaws, in effect on the date thereof or otherwise in effect on the date hereof, shall survive the Merger and shall continue in full force and effect for a period of not less than six years from the Effective Time.

(d) The provisions of this Section 4.11 are intended to be for the benefit of, and shall be enforceable by, each Indemnified Party, his or her heirs and his or her representatives.

Section 4.12. Notification of Certain Matters. The parties hereto shall give prompt notice to the other parties, of (i) the occurrence or nonoccurrence of any event the occurrence or nonoccurrence of which would be likely to cause any representation or warranty contained in this Agreement to be untrue or inaccurate in any material respect at or prior to the Effective Time, (ii) any material failure of such party to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it hereunder, (iii) any notice of, or other communication relating to, a default or event which, with notice or lapse of time or both, would become a default, received by such party or any of its subsidiaries subsequent to the date of this Agreement and prior to the Effective Time, under any contract or agreement material to the financial condition, properties, businesses or results of operations of such party and its subsidiaries taken as a whole to which such party or any of its subsidiaries is a party or is subject, (iv) any notice or other communication from any third party alleging that the consent of such third party is or may be required in connection with the transactions contemplated by this Agreement, or (v) any material adverse change in their respective financial condition, properties, businesses, results of operations or prospects taken as a whole, other than changes resulting from general economic conditions; provided, however, that the delivery of any notice pursuant to this Section 4.12 shall not cure such breach or non-compliance or limit or otherwise affect the remedies available hereunder to the party receiving such notice.

ARTICLE 5

Conditions to Consummation of the Merger

Section 5.1. Conditions to Each Party’s Obligations to Effect the Merger. The respective obligations of each party hereto to effect the Merger are subject to the satisfaction at or prior to the Effective Time of the following conditions:

(a) this Agreement shall have been approved and adopted by the requisite vote of the stockholders of BTTA Sub Co and V2P;

(b) this Agreement shall have been approved and adopted by the Board of Directors of BTTA, BTTA Sub Co and V2P;

(c) no statute, rule, regulation, executive order, decree, ruling or injunction shall have been enacted, entered, promulgated or enforced by any United States court or United States governmental authority which prohibits, restrains, enjoins or restricts the consummation of the Merger;

(d) any waiting period applicable to the Merger under the HSR Act shall have terminated or expired, and any other governmental or regulatory notices or approvals required with respect to the transactions contemplated hereby shall have been either filed or received; and

(e) the audited financial statements of V2P, prepared pursuant to Regulation S-X shall be completed and presented to BTTA for filing with an Amended Form 8-K, as required by Item 2.01 and Item 9.01 of Form 8-K.

Section 5.2. Conditions to the Obligations of BTTA and BTTA Sub Co. The obligation of BTTA and BTTA Sub Co to effect the Merger is subject to the satisfaction at or prior to the Effective Time of the following conditions:

(a) the representations of V2P contained in this Agreement or in any other document delivered pursuant hereto shall be true and correct (except to the extent that the breach thereof would not have a Material Adverse Effect on V2P) at and as of the Effective Time with the same effect as if made at and as of the Effective Time (except to the extent such representations specifically related to an earlier date, in which case such representations shall be true and correct as of such earlier date), and at the Closing V2P shall have delivered to BTTA a certificate to that effect;

(b) each of the covenants and obligations of V2P to be performed at or before the Effective Time pursuant to the terms of this Agreement shall have been duly performed in all material respects at or before the Effective Time and at the Closing V2P shall have delivered to BTTA a certificate to that effect;

 (c) V2P shall have obtained the consent or approval of each person whose consent or approval shall be required in order to permit the Merger as relates to any obligation, right or interest of V2P under any loan or credit agreement, note, mortgage, indenture, lease or other agreement or instrument, except those for which failure to obtain such consents and approvals would not, in the reasonable opinion of BTTA, individually or in the aggregate, have a Material Adverse Effect on V2P;

(d) V2P shall have obtained the cancellation of all options, warrants, or other agreements relating to the right to receive securities of V2P, except as such rights are set forth in the V2P schedules as attached hereto; and

(e) there shall have been no events, changes or effects with respect to V2P having or which could reasonably be expected to have a Material Adverse Effect on V2P.

Section 5.3. Conditions to the Obligations of V2P. The respective obligations of V2P to effect the Merger are subject to the satisfaction at or prior to the Effective Time of the following conditions:

(a) the representations of BTTA and BTTA Sub Co contained in this Agreement or in any other document delivered pursuant hereto shall be true and correct (except to the extent that the breach thereof would not have a Material Adverse Effect on BTTA) at and as of the Effective Time with the same effect as if made at and as of the Effective Time (except to the extent such representations specifically related to an earlier date, in which case such representations shall be true and correct as of such earlier date), and at the Closing BTTA shall have delivered to V2P a certificate to that effect;

(b) each of the covenants and obligations of BTTA to be performed at or before the Effective Time pursuant to the terms of this Agreement shall have been duly performed in all material respects at or before the Effective Time and at the Closing BTTA shall have delivered to V2P a certificate to that effect;

(c) BTTA shall have caused a 10:1 forward split of its commons shares, and taken such action as is required to notify the applicable authorities;

(d) BTTA shall have obtained a written Termination Agreement from Stephen Causey, President and CEO of BTTA, and a cancellation of 750,000 shares of common stock held by Mr. Causey pursuant to the terms and conditions of the Termination Agreement; and

(e) there shall have been no events, changes or effects with respect to BTTA having or which could reasonably be expected to have a Material Adverse Effect on BTTA.

ARTICLE 6

Termination; Amendment; Waiver

Section 6.1. Termination. This Agreement may be terminated and the Merger may be abandoned at any time prior to the Effective Time, whether before or after approval and adoption of this Agreement by BTTA Sub Co’s or V2P’s stockholders:

(a) by mutual written consent of BTTA and V2P;

(b) by V2P or BTTA if (i) any court of competent jurisdiction in the United States or other United States Governmental Entity shall have issued a final order, decree or ruling or taken any other final action restraining, enjoining or otherwise prohibiting the Merger and such order, decree, ruling or other action is or shall have become non-appealable or (ii) the Merger has not been consummated by ; provided, however, that no party may terminate this Agreement pursuant to this clause (ii) if such party’s failure to fulfill any of its obligations under this Agreement shall have been the reason that the Effective Time shall not have occurred on or before said date;

(c) by BTTA if (i) there shall have been a breach of any representation or warranty on the part of V2P set forth in this Agreement, or if any representation or warranty of V2P shall have become untrue, in either case such that the conditions set forth in Section 5.2(a) would be incapable of being satisfied by January 30th 2009 (or as otherwise extended), (ii) there shall have been a breach by V2P of any of their respective covenants or agreements hereunder having a Material Adverse Effect on V2P or materially adversely affecting (or materially delaying) the consummation of the Merger, and V2P, as the case may be, has not cured such breach within 20 business days after notice by BTTA thereof, provided that BTTA has not breached any of its obligations hereunder, (iii) V2P shall have failed to acquire the cancellation of any options, warrants, except as set forth in the disclosure schedule; and (iv) the accrued salaries as set forth in the V2P balance sheet as reflected on December 29, 2008 shall not have been converted into the right to receive common shares of V2P prior to the Effective Time.

(d) by V2P if (i) there shall have been a breach of any representation or warranty on the part of BTTA or BTTA Sub Co set forth in this Agreement, or if any representation or warranty of BTTA or BTTA Sub Co shall have become untrue, in either case such that the conditions set forth in Section 5.3(a) would be incapable of being satisfied by January 15, 2008 (or as otherwise extended), (ii) there shall have been a breach by BTTA or BTTA Sub Co of its covenants or agreements hereunder having a Material Adverse Effect on BTTA or materially adversely affecting (or materially delaying) the consummation of the Merger, and BTTA, as the case may be, has not cured such breach within twenty business days after notice by V2P thereof, provided that V2P has not breached any of its obligations hereunder, (iii) the BTTA Board shall have recommended to BTTA Sub Co’s stockholders a Superior Proposal, (iv) the BTTA Board shall have withdrawn, modified or changed its approval or recommendation of this Agreement or the Merger or shall have failed to call, give notice of, convene or hold a stockholders’ meeting to vote upon the Merger, or shall have adopted any resolution to effect any of the foregoing, (v) V2P shall have failed to obtain the requisite vote of its stockholders or (vi) BTTA Sub Co shall have failed to obtain the requisite vote of its stockholders.

Section 6.2. Effect of Termination. In the event of the termination and abandonment of this Agreement pursuant to Section 6.1, this Agreement shall forthwith become void and have no effect, without any liability on the part of any party hereto or its affiliates, directors, officers or stockholders, other than the provisions of this Section 6.2 and Sections 4.7(c) and 6.3 hereof. Nothing contained in this Section 6.2 shall relieve any party from liability for any breach of this Agreement.

Section 6.3. Fees and Expenses. Each party shall bear its own expenses in connection with this Agreement and the transactions contemplated hereby.

Section 6.4. Amendment. This Agreement may be amended by action taken by BTTA, BTTA Sub Co and V2P at any time before or after approval of the Merger by the stockholders of BTTA Sub Co and V2P (if required by applicable law) but, after any such approval, no amendment shall be made which requires the approval of such stockholders under applicable law without such approval. This Agreement may not be amended except by an instrument in writing signed on behalf of the parties hereto.

Section 6.5. Extension; Waiver. At any time prior to the Effective Time, each party hereto may (i) extend the time for the performance of any of the obligations or other acts of any other party, (ii) waive any inaccuracies in the representations and warranties of any other party contained herein or in any document, certificate or writing delivered pursuant hereto or (iii) waive compliance by any other party with any of the agreements or conditions contained herein. Any agreement on the part of any party hereto to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party. The failure of any party hereto to assert any of its rights hereunder shall not constitute a waiver of such rights.

Section 6.6 Return of 16,000,000 shares of BTTA issued pursuant to paragraph 5.3 (d) above.

ARTICLE 7

Miscellaneous

Section 7.1. Nonsurvival of Representations and Warranties. The representations and warranties made herein shall not survive beyond the Effective Time or a termination of this Agreement. This Section 7.1 shall not limit any covenant or agreement of the parties hereto which by its terms requires performance after the Effective Time.

Section 7.2. Entire Agreement; Assignment. This Agreement (a) constitutes the entire agreement between the parties hereto with respect to the subject matter hereof and supersedes all other prior agreements and understandings both written and oral, between the parties with respect to the subject matter hereof and (b) shall not be assigned by operation of law or otherwise.

Section 7.3. Validity. If any provision of this Agreement, or the application thereof to any person or circumstance, is held invalid or unenforceable, the remainder of this Agreement, and the application of such provision to other persons or circumstances, shall not be affected thereby, and to such end, the provisions of this Agreement are agreed to be severable.

Section 7.4. Notices. All notices, requests, claims, demands and other communications hereunder shall be in writing and shall be given (and shall be deemed to have been duly given upon receipt) by delivery in person, by facsimile or by registered or certified mail (postage prepaid, return receipt requested), to each other party as follows:

If to V2P Inc.:
V2P Inc.
Sam Deeb
5820 Oberlin Dr.
Suite 203
San Diego, CA 92121

with a copy to:

if to BTTA:
Boatatopia
Mr. Steve Causey
2514 Via De Pallon Circle
Henderson, NV 89074

if to BTTA Sub Co:
Boatatopia Sub Co
Mr. Dan Van Ness
1140 Lilac Charm Ave
Las Vegas, NV 89183

with a copy to:

Stoecklein Law Group
Donald J. Stoecklein, Esq.
Suite 690
402 West Broadway
San Diego, California 92101
djs@slgseclaw.com

or to such other address as the person to whom notice is given may have previously furnished to the others in writing in the manner set forth above.

Section 7.5. Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Nevada, without regard to the principles of conflicts of law thereof.

Section 7.6. Descriptive Headings. The descriptive headings herein are inserted for convenience of reference only and are not intended to be part of or to affect the meaning or interpretation of this Agreement.

Section 7.7. Parties in Interest. This Agreement shall be binding upon and inure solely to the benefit of each party hereto and its successors and permitted assigns, and except as provided in Sections 4.9 and 4.11, nothing in this Agreement, express or implied, is intended to or shall confer upon any other person any rights, benefits or remedies of any nature whatsoever under or by reason of this Agreement.

Section 7.8. Certain Definitions. For the purposes of this Agreement, the term:

(a) “affiliate” means (except as otherwise provided in Sections 2.19, 3.19 and 4.13) a person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, the first mentioned person;

(b) “business day” means any day other than a day on which Nasdaq is closed;

(c) “capital stock” means common stock, preferred stock, partnership interests, limited liability company interests or other ownership interests entitling the holder thereof to vote with respect to matters involving the issuer thereof;

(d) “knowledge’’ or “known’’ means, with respect to any matter in question, if an executive officer of BTTA or its subsidiaries, or V2P, as the case may be, has actual knowledge of such matter;

(e) “person” means an individual, corporation, partnership, limited liability company, association, trust, unincorporated organization or other legal entity; and

(f) “subsidiary” or “subsidiaries” of BTTA, V2P or any other person, means any corporation, partnership, limited liability company, association, trust, unincorporated association or other legal entity of which BTTA, V2P or any such other person, as the case may be (either alone or through or together with any other subsidiary), owns, directly or indirectly, 50% or more of the capital stock, the holders of which are generally entitled to vote for the election of the board of directors or other governing body of such corporation or other legal entity.

Section 7.9. Personal Liability. This Agreement shall not create or be deemed to create or permit any personal liability or obligation on the part of any direct or indirect stockholder of BTTA, V2P or any officer, director, employee, agent, representative or investor of any party hereto.

Section 7.10. Specific Performance. The parties hereby acknowledge and agree that the failure of any party to perform its agreements and covenants hereunder, including its failure to take all actions as are necessary on its part to the consummation of the Merger, will cause irreparable injury to the other parties for which damages, even if available, will not be an adequate remedy. Accordingly, each party hereby consents to the issuance of injunctive relief by any court of competent jurisdiction to compel performance of such party’s obligations and to the granting by any court of the remedy of specific performance of its obligations hereunder; provided, however, that if a party hereto is entitled to receive any payment or reimbursement of expenses pursuant to Sections 6.3(a), (b) or (c), it shall not be entitled to specific performance to compel the consummation of the Merger.

Section 7.11. Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original, but all of which shall constitute one and the same agreement.

Section 7.12. Conflict Waiver. The parties to this Agreement acknowledge that Stoecklein Law Group has represented both parties to this Agreement prior to the introduction of the parties, and continues to represent both parties with respect to the terms and conditions of this Merger Transaction, and will continue to represent BTTA with its securities matters post Merger. In addition Stoecklein Law Group has a substantial economic interest in the transaction, which has been fully disclosed to both parties. Both parties acknowledge that a conflict does exist in the representation of the parties by Stoecklein Law Group, that both parties have been provided the opportunity to obtain independent counsel or advise on the terms and conditions of this Merger. All parties to this Merger, agree, upon the execution hereof to waive such conflict.

In Witness Whereof, each of the parties has caused this Agreement to be duly executed on its behalf as of the day and year first above written.

V2P:
V2P Inc.
a Nevada corporation

By: /s/ Sam Deeb
Sam Deeb
President

BTTA:
Boatatopia Inc.
a Nevada corporation

By: /s/ Steve Causey
Steve Causey
President

BTTA Sub Co:
BOATATOPIA Sub Co
a Nevada corporation

By: /s/ Dan Van Ness
Dan Van Ness
President